Exhibit 3.143

State of New Jersey

State Treasurer

Filed March 13, 2006

File No: 0600263635

CERTIFICATE OF FORMATION,

LIMITED LIABILITY COMPANY

The name of the limited liability company is Burlington Coat Factory of New Jersey, LLC.

The purpose for which this limited liability company is organized is to engage in any lawful act or activity for which a limited liability company may be organized under the New Jersey Limited Liability Company Act.

The registered agent’s name and address is Corporation Service Company, 830 Bear Tavern Road, West Trenton, New Jersey 08628.

The dissolution date is: perpetual.

/s/ Paul C. Tang

March 9, 2006.